EXHIBIT 99.2

TPT GLOBAL TECH subsidiary Blue Collar Productions Continues Growth in Entertainment Marketing and Content Creation as year ends

SAN DIEGO, CA / ACCESSWIRE / November 21, 2022 / TPT Global Tech, Inc. ("TPTW" or the "Company") (OTC PINK:TPTW) today announced its "Blue Collar Productions" subsidiary, announced today it has experienced growth in its entertainment marketing group having worked on projects for the Walt Disney Company, including its Disney+ and Hulu streaming services; Netflix; Apple TV+; Warner Brothers and ViacomCBS. Additionally, the company continues to make progressed strides in the unscripted content space by announcing the launch of three new docu-series. They include: a new look at the legendary Marvin Gaye, in collaboration with his family; a murder mystery series based on a woman jailed for killing her husband twenty years ago; and a home remodeling series.

Mark Rowen, CEO of Blue Collar is optimistic about the growth of the company as the year comes to a close saying, "I am thrilled to see our company not only bounce back post pandemic, but excited to see so much new growth in our marketing and content creation areas. We saw 32% growth in the third quarter of 2022 as compared to 2021 (unaudited). We have had a great year providing marketing support on some of the biggest shows in the marketplace including Hocus Pocus 2, Ted Lasso, The Handmaid's and many others. I believe we are perfectly placed to have a record breaking 2023. As consumers desire more content, the studios are in need of content and marketing support from companies such as Blue Collar. Our new and existing relationships at major production and distribution entities including Apple, Amazon, Discovery, Disney, Netflix, Viacom CBS and Warner Brothers allow us to create new business expansion in synergistic ways in both the marketing and content creation businesses."

TPT Global Tech maintains its commitment to invest in innovative, forward-thinking technology and content companies.

About Blue Collar Productions, Inc.

Blue Collar Productions is a proven leader, innovator and established producer of creative content, as well as materials for advertising and marketing campaigns. In collaboration with the world's top filmmakers, entertainment studios, Fortune 500 companies and non-profits, we bring creative visions to life. From script to delivery, our creative team of writers, producers, editors and designers work closely with our clients to deliver custom media solutions that best fit their needs. Featuring A-list celebrities, C-Suite executives, thought leaders and industry experts, Blue Collar has produced thousands of hours of content that have been used for Entertainment, Marketing, Investor Relations, Corporate Communications, Employee Training, Trade Shows, Product Launches and more. In addition, our producers possess the unique ability to tell impactful stories that engage audiences while managing projects in a cost-effective and timely manner.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), and Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995,, cannot predict what factors would cause results to differ materially from statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

PR-Shep Doniger

sdoniger@bdcginc.com

561-637-5750

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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